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                                                                      Exhibit 99

[LOGO OF RESPIRONICS]                                     1501 Ardmore Boulevard
                                                        Pittsburgh, Pennsylvania
                                                                  15221-4401 USA
                                                       Telephone: 1-412-731-2100
                                                             Fax: 1-412-472-5010


PRESS RELEASE

                            Contact:  Dan Bevevino
                                      Vice President & CFO
                                      (412) 733-0235


                         RESPIRONICS APPOINTS OFFICERS
                         -----------------------------

PITTSBURGH, PA, MAY 19, 1997--RESPIRONICS, INC. (NASDAQ/NMS Symbol: RESP) today announced new assignments in the executive leadership of its corporate sales and marketing organization.

Raymond W. Dyer was appointed to the new position of vice president, marketing, at Friday's third-quarter meeting of the company's Board of Directors. Mr. Dyer had been President of DeVilbiss Health Care, a subsidiary of Sunrise Medical, Inc. since 1994.

Concurrently, Robert D. Crouch was elected senior vice president, sales and marketing, also a new position. Mr. Crouch had served as vice president of the sales and marketing function since 1989.

Mr. Dyer brings 25 years of industry experience to his new assignment. From 1972 to 1992, he served in various positions with Cobe Laboratories, Inc., concluding his tenure there as vice president of the company's operations in Europe, Africa and the Middle East. In 1994, Mr. Dyer moved to National Medical Care, Inc. as president of its Renal Products Group. He assumed the presidency of the DeVilbiss organization a year later.

Mr. Dyer was awarded a Bachelor of Arts degree in Economics by the University of California at Los Angeles in 1968. Upon his graduation from UCLA, he spent four years as an officer in the U.S. Navy, including service in Vietnam.

Prior to joining Respironics in 1989, Mr. Crouch was president of Cryogenics Associates, Inc. a home healthcare division of Sybron Corporation. Earlier, he served as chairman and president of BetaMED Pharmaceuticals, Inc., a start-up manufacturer of parenteral pharmaceutical products. Mr.
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Crouch began his business career in 1970 with The Dow Chemical Company, spending
14 years with the firm's healthcare units in succeeding positions of increased responsibility.

A 1970 graduate of Marian College, Mr. Crouch also holds a Masters degree in Business Administration from Butler University.

Respironics, Inc. designs, develops, manufactures and sells respiratory medical products for use in the home, hospitals, and in emergency care situations. The company was recently awarded the American Association for Respiratory Care's annual Zenith Award for quality of products and service for the third time in the past four years. Additionally, the November 4, 1996 issue of Forbes magazine includes Respironics in the publication's annual list of "The Best 200 Small Companies in America."


            For additional information on Respironics' products and
          activities, look on the company's home page located on the
                    World Wide Web at www.respironics.com.


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